Exhibit 99
The Energy Forum
LINCOLNWAY ENERGY
NEVADA, IOWA

Volume X, Issue 1 June 2014

INSIDE THIS EDITION

A Very Busy First Year	1-2
Unit Trading	1
Forward Looking Statements	1
Lincolnway Energy Financial Results	2
Tax Year and Cash Flow	2
New Team Members	3 & 4

UNIT TRADING

June 2013:	55 units @ $450/unit
Sept 2013:	60 units @ $440/unit
	25 units @ $400/unit
Nov 2013:	75 units @ $375/unit
	25 units @ $400/unit
	25 units @ $435/unit
Dec 2013:	25 units @ $450/unit
Mar 2013:	25 units @ $450/unit
	6 units @ $425/unit
April 2014	25 units @ $425/unit
May 2014:	20 units @ $500/unit
	10 units @ $450/unit
	28 units @ $480/unit
	25 units @ $405/unit

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-663-9335
www.lincolnwayenergy.com

A Very Busy First Year

By Eric Hakmiller, President and CEO

It has been one year since I arrived here at Lincolnway Energy and what a year it has been. I have a saying that "all I want is a different set of problems" and this year has given me that in spades. When I arrived a year ago we had not made a profit in eight months and were losing cash at an alarming rate. Today, we are profitable and are sitting on approximately $10.0 million in cash. The supply and demand of ethanol is staying just tight enough to produce decent margins going forward and the capital investments we made in the process this year are beginning to deliver returns. Overall, our efforts are moving us in the right direction at the same time the markets for our products are getting stronger. Generating cash is presenting us with a different set of problems which we can all appreciate.

The effective use of cash generated by Lincolnway Energy is of interest to all the members. At the annual meeting last January, I presented the priorities for the use of cash this year as:

1. Dividend payment to investors
2. Capital investment in the front end of the plant
3. Development of revenue projects with DuPont
4. Manage debt for the long term security of the company.

These priorities remain in place. Due to agreements we have with CoBank, Lincolnway Energy is not able to pay a dividend until after our audited financials are done and we post a positive net income. At the rate things are going, this will be sometime in December.

There are other aspects of our profitability that all members should be aware. Lincolnway Energy is an LLC so the company does not directly pay state or federal taxes on our income. Taxes are the responsibility of the members. In the early years, accelerated depreciation reduced the taxable income providing a tax benefit to the members. The tax obligations will be different this year than past. With tax depreciation largely exhausted and a return to profitability, members may have taxable income that exceeds the actual income reported in Lincolnway Energy's financial reports. I would urge members to discuss this with your tax advisor to be aware of any ramifications. This is especially relevant for any member who wishes to sell units. A member selling units this year will still incur a tax liability for a pro rata share of the income earned during the year while transferring the rights to continued on page 2

FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different.

Volume X, Issue 1 June 2014

receive their share of those earnings in a future dividend payment.

We are still committed to investing in our capital base and improving the efficiency of production. We have designed an integrated multistaged program which we have trademarked Pure Stream. The first phase of that process was the installation of ICM's SMT™ system in April, and the initial results are well in line with our forecast. This system has settled our process and we have been producing more gallons per bushel since we started it up than any time in our history. We are working on the engineering of the next step in the process which will again focus on efficiency and through put. Our target is to move Lincolnway to the upper quartile of the industry in terms of efficiency and profitability. In a commodity world, we believe this is the best way to position a company the size of Lincolnway Energy for long-term stability and positive returns. Our profitability in recent months has been at levels we have not seen since 2007.

For those of you who have been by the plant, you can see the DuPont Cellulosic project is also rapidly rising. As of today, we have one revenue project with them signed to handle the loading of their ethanol once they are operational. We will finish building the tank required by the end of June. Still, we are optimistic their project will be a success and trying to be supportive where we can.

We have been managing debt by not having any. We currently have no balance on either of the CoBank credit lines. Our next big capital project is the installation of the natural gas boiler which is scheduled for the fall. Our current plans are to fund the natural gas boiler with debt and then manage the repayment of that debt based on the competing demands of cash going forward. The natural gas boiler has a good forecasted rate of return, so the cost savings associated with it should be enough to finance the debt it generated.

I appreciate your continued support of the company and my efforts. We have exciting opportunities on the horizon, and our management is looking forward to dealing with the new and interesting set of problems these new opportunities will bring us.

Tax Year and Cash Flow

When Lincolnway Energy was formed, it declared its tax year and fiscal year would end in September annually and that is the way we have run ever since. As an LLC, taxes on the profits of the company are paid by members but the US government asks the company to deposit funds to assure the government will receive their taxes for the October to December time period. This is cash LWE can neither use to invest in the business nor pay in dividends. We would like to begin the process of cleaning this up in 2014.

What this would mean is this year we would have a tax year that ends in September and then another tax year that ends three months later in December. We would have the added expense of the second tax audit, and we would issue each shareholder two K1s, one for the tax year October 2013 to September 2014 and one for the tax year October 2014 to December 2014. As we go forward, we would issue one K1 for the tax year January to December. The only noticeable effect on members would be the K1s would be issued 30 to 45 days later than they have been in the past. Most of the industry has differing fiscal years and tax years. We feel it would clean up a cash flow drain on the company and better position us financially for the long-term health of the company. We plan to make several notifications of this change and we will keep you posted on the process.

New Communication Schedule: Lincolnway Energy is looking for ways to keep our members more fully informed about our markets, our performance and what is new with the facility. The first month of each quarter we will issue a press release on our performance in the previous quarter. This will be available on the internet and on our website: www.lincolnwayenergy.com. The middle month each quarter, we will publish our 10Q. In the final month of each quarter we will publish our newsletter. This we plan to mail to each member and is also available on our website. We also plan to have two in person meetings each year, the annual meeting in February/March and an end of the year picnic in October. As always we look forward to seeing and hearing from our members.

LINCOLNWAY ENERGY FINANCIAL RESULTS

Lincolnway Energy, LLC reported a net profit of $4.3 million for the quarter ended March 31, 2014, which brings Lincolnway Energy's six months ended March 31, 2014, profit to $4.0 million. The profit was generated by some of the best ethanol margins seen in recent years. Corn prices decreased substantially during the six months ended March 31, 2014, as a result of the near record United States corn crop in 2013. For the six months ended March 31, 2014, as compared to the six months ended March 31, 2013, the price per bushel paid by Lincolnway Energy was $4.51 and $7.46, respectively. Gallons sold decreased in the six months ended March 31, 2014, due to lower production resulting from infection and maintenance issues. Lower than normal ethanol stocks in the United States continue to have a positive effect on ethanol margins in the months going forward. Gasoline demand is currently lower than expected, and ethanol inventories continue to be tight.

Income Statement		
Six Months Ended	**3/31/14**	**3/31/13**
Revenue	$71,249,137	$94,887,044
Cost of Goods sold	$65,575,629	$98,672,688
Gross profit (loss)	$5,673,508	($3,785,644)
Net Income (loss)	$4,005,624	($5,539,172)

Other Financial Data		
Six Months Ended	**3/31/14**	**3/31/13**
Ethanol sold (gallons in thousands)	27,807	29,768
Average gross price of ethanol sold (dollars per gallon)	$1.89	$2.29
Dried distillers grains sold (tons)	74,652	80,821
Average dried distillers grains sales price per ton	$232.31	$302.42
Average corn cost per bushel	$4.51	$7.46

The complete SEC 10Q report for the period ended March 31, 2014, can be found on a link on Lincolnway Energy's website under the heading Investors and SEC Financial Report.

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Volume X, Issue 1 June 2014 3 Blair Picard My name is Blair Picard, and I am the commercial manager at Lincolnway Energy. My job is to manage buying of corn and selling of ethanol, DDGS, and corn oil. While these commodities trade independently, it is my job to coordinate their pricing to maximize plant benefit. While we are trying to purchase our corn input low and market our products high, the number we are really trying to increase is the spread between input and output. I spend much of each day sifting through the data available from the USDA regarding grain exports, animal feeding, and data from the Energy Information Administration regarding fuel supply and demand, and ethanol blending and exports, in order to decipher the direction of the margins. I have spent much of my career in the commercial side of agriculture. I was raised in Wisconsin, and upon graduating from Harvard University cum laude in economics, I embarked upon a career in the grain business. I started here in Des Moines with Louis Dreyfus. After a couple years buying trucks, boxcars, and hoppers, I moved to Stamford, Connecticut, and managed the barge soybean export program. From there I built my knowledge of soybeans and grains while working in New York City trading for Cobec Warehousing (Brazil), Richco Grain (Switzerland), and HBI Inc (India). I then followed through on a longtime dream and worked as an independent floor trader at the Chicago Board of Trade. After some years, I was offered a position at Bunge North America to manage their CBOT operation in Chicago. Along with managing the office, I worked with the team locking in crush margins for the North American soybean crushing plants. This proved to be a valuable experience for my later ethanol “crush” responsibilities at Bunge and Lincolnway Energy. My time at the CBOT ended with a move to Bunge’s headquarters in St. Louis where I continued to manage parts of the crushing operations. My last assignment at Bunge was in biofuels, including biodiesel and ethanol, where I ended up working for Eric Hakmiller, Lincolnway Energy’s CEO. I was very pleased to accept a position working with Eric at Lincolnway Energy in February of this year. I think ethanol has a bright future, especially in world markets, as its price competitiveness becomes harder and harder for liquid fuel consumers to ignore. Rick Ogle Over the past three months, you have had the opportunity to hear a new voice on the phone when checking cash corn prices and selling corn at Lincolnway Energy. My name is Rick Ogle, and I am the new grain buyer and originator for Lincolnway Energy. I replaced Owen Shunkwiler, who left at the end of January to pursue a new opportunity in the grain business. I am originally from a small town in south central Iowa, New Virginia, and attended Interstate 35 Community High School. After graduation, I attended Des Moines Area Community College in Ankeny, majoring in Agri-Business. I started my working career with the Alleman Cooperative Company, in Cambridge, Iowa, in the spring of the year, working in grain and agronomy. From there, I worked for the Mitchellville Cooperative, in Mitchellville, Iowa. I then spent two years in Germany serving in the US Army. After returning home, I continued working for cooperatives in central and western Iowa and northeast Nebraska. It was there that I developed a grain origination and hedging program for a coop that was new to the grain elevator business, while working closely with farmers in both the grain and agronomy areas. I enjoy originating and merchandising grain because of the interaction with the farmer and the fast pace of the grain business. I have been a cooperative general manager for two different cooperatives in Mapleton, Iowa, and Lincoln, Iowa, prior to the mergers and consolidations seen over the last several years. I am also a certified crop advisor and enjoy working with producers to help with their agronomy needs and services. My wife, Judy, and I reside on a small acreage near Reinbeck. We enjoy spending time with our family and two grandchildren, camping and golfing in the summer, and working in our yard and garden. I can be reached at 515-817-0159 or on my cell phone at 515-509-6707. I look forward to getting to know you and assisting you in marketing your grain here at Lincolnway Energy. Corey Collett I grew up on my parents farm near the small southeast Iowa town of Blakesburg, Iowa. My love for agriculture has followed me my entire life through my education and well into my career today. I am excited and honored to be a part of Lincolnway Energy. I graduated from Iowa State University with a Bachelor of Science in Animal Science and spent the first eight years of my career in the meat and food industry in various operations management positions for such companies as Cargill and Tyson Foods. I joined POET Biorefining – Jewell in 2008 as the site safety and environmental specialist. After several years of building success for POET, I was named the corporate manager of environmental, health, and safety for Ryko Solutions, Inc. in Grimes, Iowa. I was responsible for safety, security, and environmental concerns of one U.S. factory, one Canadian factory, and a nationwide service team that included 22 service territories in 46 states. After two successful years at Ryko Solutions, I returned to the ethanol industry where I feel most at home. I am proud to work for a company that produces safe, clean, renewable American made energy that directly benefits the hard working Iowa agriculture economy. My wife and I have four school age children and reside in Ames. We feel blessed with great opportunities and a healthy family living here in Iowa.

Lincolnway Energy, LLC 59511 W. Lincoln Highway Nevada, Iowa 50201 Volume X, Issue 1 June 2014 COME JOIN US ON THE WEB! If you haven’t already, please give us your e-mail address. This way you can receive the full color newsletter via e-mail and we can save on postage. E-mail your request to us at info@lincolnwayenergy.com. Lee Mason My name is Lee Mason, and I am the new engineer at Lincolnway Energy. I have already witnessed the exciting opportunities at Lincolnway Energy and am delighted to be a member of this dynamic team. My wife Rachel and I both grew up on small farms in Iowa. We met and both graduated from Iowa State University. We have returned to the Ames area after living 11 years in Texas. We have a three year old daughter and a one year old son. After graduating with a chemical engineering degree, I spent time in the petrochemical and industrial gas industries in Texas while obtaining my Master of Business Administration from West Texas A&M. After the birth of our daughter, we moved back closer to her grandparents and have found a home in the ethanol industry starting out as an engineer in Menlo, Iowa. When the opportunity existed to join the team here, I jumped at the chance. Thank you for welcoming me during this exciting time at Lincolnway Energy.